Exhibit 99.1

Aprea Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Requirement

DOYLESTOWN, PA, March 1, 2023 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a biopharmaceutical company focused on developing novel synthetic lethality-based cancer therapeutics targeting DNA damage response (DDR) pathways, today announced that it received formal notice from The Nasdaq Stock Market ("Nasdaq") stating that the Company has regained compliance with Nasdaq's minimum bid price for continued listing on the Nasdaq Global Select Market as set forth in Nasdaq Listing Rule 5450(a)(1) ("Min Bid Price Rule").

“We are excited about regaining compliance and we believe our recent financing, which was supported by quality institutions, has strengthened our balance sheet and enabled the Company to continue developing its clinical asset, ATRN-119, and its pre-clinical asset ATRN-W1051” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea Therapeutics.

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc. is a biopharmaceutical company headquartered in Doylestown, Pennsylvania, focused on developing and commercializing novel synthetic lethality-based cancer therapeutics targeting a critical pathway and some of the most central targets in DDR and cancer progression. The Company’s lead program is ATRN-119, a clinical-stage small molecule ATR inhibitor being developed for solid tumor indications. Our WEE1inhibitor is being advanced to IND submission. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Aprea Therapeutics, Inc.

Investors and Media:

aprea@argotpartners.com

212-600-1902